Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267030

208,720,547 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 109,719,596 shares of our common stock, par value $0.001 per share, and 99,000,951 shares of our common stock, par value $0.001, underlying certain warrants (collectively, the “Shares”). The shares of common stock being offered include:

1)	12,745,096 shares of common stock and 9,558,822 shares of common stock underlying warrants issued to certain selling stockholders in private sale transactions conducted by us directly during 2022;
2)	11,361,000 shares of common stock and 3,408,300 shares of common stock underlying issued to certain selling stockholders in private sales conducted through a placement agent in November 2021;
3)	85,378,497 shares of common stock and 64,033,829 shares of common stock underlying warrants issued to certain selling stockholders in private sales conducted through a placement agent that commenced in April 2022 and was completed in July 2022;
4)	235,003 shares of common stock issued to a former executive officer in satisfaction of certain severance payment obligations;
5)	7,000,000 shares of common stock underlying warrants in connection with settlement of a lawsuit; and
6)	15,000,000 shares of common stock underlying warrants issued in exchange for assistance in obtaining a surety bond.

The selling stockholders may sell all or a portion of the Shares from time to time, in amounts, at prices and on terms determined at the time of sale. The Shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 14.

We will not receive any proceeds from the sale of these Shares of our common stock by the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

We are registering the offer and sale of these Shares pursuant to certain registration rights granted to the selling stockholders. The registration of these Shares of common stock does not necessarily mean that any of the Shares will be offered or sold by the selling stockholders. The timing and amount of any sale is within the sole discretion of the selling stockholders.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On September 1, 2022 the closing price of our common stock was $.49 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 6 before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CytoDyn Inc. and its consolidated subsidiaries are referred to herein as “CytoDyn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements. Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans. Forward-looking statements include, among others, statements about leronlimab, its ability to have positive health outcomes, the Company’s ability to resolve the clinical holds imposed by the U.S. Food and Drug Administration (the “FDA”) and information regarding future operations, future capital expenditures and future net cash flows. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: the regulatory determinations of leronlimab’s safety and effectiveness by the FDA and various drug regulatory agencies in other countries; the Company’s ability to raise additional capital to fund its operations; the Company’s ability to meet its debt and other payment obligations; the Company’s ability to enter into or maintain partnership or licensing arrangements with third-parties; the Company’s ability to retain key employees; the timely and sufficient development, through internal resources or third-party consultants, of analyses of the data generated from the Company’s clinical trials required by the FDA or other regulatory agencies in connection with the Company’s Biologic License Application (“BLA”) resubmission or other applications for approval of the Company’s drug product; the Company’s ability to achieve approval of a marketable product; the design, implementation and conduct of the Company’s clinical trials; the results of the Company’s clinical trials, including the possibility of unfavorable clinical trial results; the market for, and marketability of, any product that is approved; the existence or development of vaccines, drugs, or other treatments that are viewed by medical professionals or patients as superior to the Company’s products; regulatory initiatives, compliance with governmental regulations and the regulatory approval process; legal proceedings, investigations or inquiries affecting the Company or its products; general economic and business conditions; changes in foreign, political, and social conditions; stockholder actions or proposals with regard to the Company, its management, or its Board of Directors; and various other matters, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements. We urge you to specifically consider the various risk factors identified in this prospectus, including the statements set forth in the section titled “Risk Factors” and elsewhere in this prospectus, in any accompanying prospectus supplement and in the documents incorporated or deemed incorporated herein or therein by reference, any of which could cause actual results to differ materially from those indicated by our forward-looking statements. Except as required by law, we do not undertake any responsibility to update any forward-looking statements to take into account events or circumstances that occur after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus on page 6, and the financial statements and other information incorporated by reference in this prospectus, when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

About Us

We are a biotechnology company focused on the clinical development and potential commercialization of our product candidate, leronlimab (PRO 140), which is being studied for the treatment of Human Immunodeficiency Virus (HIV) infection, nonalcoholic steatohepatis (NASH), oncology and other immunological indications. Our current business strategy is to seek the removal of the partial and full clinical holds recently imposed by the FDA in March 2022, evaluate feasibility and timelines for the resubmission of our BLA for leronlimab as a combination therapy for highly treatment-experienced HIV patients, and to seek to further develop leronlimab for other HIV-related indications. We also seek to advance our clinical development of leronlimab for various forms of cancer, including metastatic triple negative breast cancer and other solid tumors, as well as to continue to evaluate NASH and Non-Alcoholic Fatty Liver Disease, and concurrently to explore other potential immunologic indications for leronlimab.

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal executive offices at 1111 Main Street, Suite 660, Vancouver, Washington 98660, telephone (360) 980-8524. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus. Effective August 27, 2015, we completed a reincorporation from Colorado to Delaware. Effective November 16, 2018, we implemented a holding company reorganization, as a result of which we became the successor issuer and reporting company to the former CytoDyn Inc. (now our wholly owned subsidiary, CytoDyn Operations Inc.).

Description of Transactions in which Shares of Common Stock and Warrants Held by Selling Stockholders Were Issued

The selling stockholders identified in this prospectus may sell shares of our common stock as shown under “Selling Stockholders” below. The transactions in which the shares of our common stock available for resale under this prospectus were or may be acquired by the selling stockholders, including shares underlying warrants to purchase our common stock, are described below.

Sales of Common Stock and Warrants in Private Sales Conducted by Us. During the period from February 2022 through April 2022, in private sale transactions with accredited investors conducted directly by the Company, certain of the selling stockholders identified in this prospectus purchased an aggregate of 12,745,096 shares of our common stock, together with warrants to purchase an aggregate of 9,558,822 shares of our common stock with an exercise price of $0.31 per share, for total proceeds of approximately $3.3 million (the “2022 Private Sales”). The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. The shares of common stock, as well as the shares of common stock underlying the warrants, are among those being offered for resale as shown under “Selling Stockholders” beginning on page 6 of this prospectus.

Sales of Common Stock and Warrants in Private Sales through a Placement Agent. In November 2021, we issued in a private placement to accredited investors through Paulson Investment Company, LLC, an aggregate of 11,361,000 shares of our common stock, together with warrants to purchase an aggregate of up to 3,408,300 shares of our common stock with an exercise price of $1.00 per share, for total proceeds of approximately $11.4 million (the “November 2021

Placement”). The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. The shares of common stock, as well as the shares of common stock underlying the warrants, issued in connection with the offering are among those being offered for resale as shown under “Selling Stockholders” beginning on page 6 of this prospectus.

During the period from April 2022 through June 2022, we issued in a private placement to accredited investors through Paulson Investment Company, LLC, an aggregate of 85,378,497 shares of our common stock, together with warrants to purchase an aggregate of up to 64,033,829 shares of our common stock, with an exercise price of $0.31 per share, for total proceeds of approximately $21.8 million (the “2022 Placement”). The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. The shares of common stock, as well as the shares of common stock underlying the warrants, issued in connection with the offering are among those being offered for resale as shown under “Selling Stockholders” beginning on page 6 of this prospectus.

Common Stock Issued in Connection with Severance Payments. From March 15, 2022 through August 22, 2022, we issued to our former General Counsel a total of 235,003 shares of common stock to satisfy our obligation to make severance payments totaling approximately $137,500, net of payroll deductions and withholding taxes. The number of shares issued was based on the closing price of our common stock on each of the respective issuance dates. The shares of common stock are among those being offered for resale as shown under “Selling Stockholders” beginning on page 6 of this prospectus.

Warrants Issued to Richard G. Pestell, M.D., Ph.D. In May 2022, we issued to Richard G. Pestell, M.D., Ph.D., warrants with a three-year term to purchase 7,000,000 shares of common stock with an exercise price of $0.37 per share in connection with the settlement of a lawsuit related to Dr. Pestell’s former employment as our CMO. The shares of common stock are among those being offered for resale as shown under “Selling Stockholders” beginning on page 6 of this prospectus.

Warrants Issued to 4-Good Ventures LLC. On February 14, 2022, we entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with David F. Welch, Ph.D., both individually and in his capacity as trustee of a revocable trust, LRFA, LLC, a Delaware limited liability company, and certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC, by, among other things, agreeing to indemnify the issuer of the Surety Bond with respect to the Company’s obligations under the Surety Bond. Under the Backstop Agreement, as partial consideration for the Company’s indemnity of the Surety Bond, the Company agreed to issue to 4-Good Ventures LLC, an affiliate of the Indemnitors (“4-Good Ventures”), two warrants, each for the purchase of 15,000,000 shares of our common stock, as a backstop fee (the “Backstop Warrants”). The Backstop Warrants have five-year terms and an exercise price of $0.20 per share. The 15,000,000 shares of common stock underlying one of the Backstop Warrants are being offered for resale as shown under “Selling Stockholders” beginning on page 6 of this prospectus.

THIS OFFERING

We are registering for resale by the selling stockholders named herein an aggregate of 208,720,547 shares of our common stock as described below.

Issuer:	CytoDyn Inc.

Securities being offered:

109,719,596 shares of our common stock, and 99,000,951 shares underlying outstanding warrants to purchase our common stock, as described under “Description of Transactions in which Shares of Common Stock and Warrants Held by Selling Stockholders Were Issued” above.

Use of proceeds:

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholders. The selling stockholders will bear all selling and other expenses incurred in connection with the sale or other disposition by them of the shares covered hereby.

Market for common stock:	Our common stock is quoted on the OTCQB of the OTC Market under the symbol “CYDY.” On September 1, 2022, the closing price of our common stock was $0.49 per share.

Risk factors:	See “Risk Factors” below for risks you should consider before investing in our shares.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents that are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement, before investing in any of our securities. Our financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

When we refer to the “selling stockholders” in this prospectus, we mean the persons or entities specifically identified in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and other successors-in-interest who may subsequently hold any of the selling stockholders’ interests other than through a public sale.

The table below sets forth information concerning the resale of our shares by the selling stockholders. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock. Unless otherwise stated below in the footnotes, to our knowledge, neither the selling stockholders, nor any affiliate of such stockholders, has held any position or office with us during the three years prior to the date of this prospectus. In addition, the selling stockholders have represented to us that neither the selling stockholders, nor any affiliate of the selling stockholders, is a broker-dealer, or an affiliate of a broker-dealer.

We have registered 208,720,547 shares of our common stock for resale by the selling stockholders named below. We will not receive any of the proceeds of sales by the selling stockholders of any of the shares of common stock covered by this prospectus.

Set forth below are the names of the selling stockholders and the amount and percentage of common stock beneficially owned by each of the selling stockholders (including shares which the stockholders have the right to acquire within 60 days) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares which the stockholders have the right to acquire within 60 days) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling stockholders.

The amounts and information set forth below are based upon information provided to us by the selling stockholders as of September 2, 2022, except as otherwise noted below. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that the selling stockholders sell all of the shares offered by them in offerings pursuant to this prospectus and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Name of Selling Stockholder		Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Warrant Shares	Number of Shares Post-Offering	% of Shares Post-Offering(2)
4-Good Ventures, LLC	(3)	37,813,628	4%	-	15,000,000	22,813,628	3%
Aaron Eastman		686,273	*	392,156	294,117	-	*
Adam Vierra		171,568	*	98,039	73,529	-	*
Adolfo & Donna Carmona		1,078,429	*	392,156	294,117	392,156	*
Alexander & Donna Tosi		4,442,488	*	984,313	648,234	2,809,941	*
Alok & Aruna Agrawal		16,000	*	10,000	3,000	3,000	*
Alvin J. Nassar		686,273	*	392,156	294,117	-	*
Anders P. Lindholm		130,000	*	100,000	30,000	-	*
Andrea Metkus Living Trust dtd 12-05-2020		1,207,082	*	392,156	294,117	520,809	*
Andrew Lechter		174,066	*	98,039	73,529	2,498	*
Andrew Van Den Houten		686,273	*	392,156	294,117	-	*
Angus J. Bruce		197,254	*	78,431	58,823	60,000	*
Anh Nguyen		1,902,351	*	1,087,058	815,293	-	*
Anthony & Angela Reed Family Trust dtd 05-30-2002		441,953	*	25,000	7,500	409,453	*
Anthony Eleftheriades		171,568	*	98,039	73,529	-	*
Arian Colachis		285,978	*	235,003	-	50,975	*
Aronow Capital LLC		4,567,646	*	2,352,941	1,764,705	450,000	*
Arthur Steinberg		39,000	*	30,000	9,000	-	*
Ashbaugh Living Trust DTD 2-28-2000		1,029,411	*	588,235	441,176	-	*
Ashit K. & Minaxi Vijapura		65,000	*	50,000	15,000	-	*
Ashok & Harshida Patel		500,732	*	98,039	73,529	329,164	*
Baron S. Lonner		1,721,273	*	592,156	354,117	775,000	*
Barron Holdings LLC	(4)	1,068,411	*	618,235	450,176	-	*
Barry Schifrin	(5)	32,500	*	25,000	7,500	-	*
Beacon Investments, LLC		3,861,372	*	2,060,784	1,500,588	300,000	*
Benito Tosi & Nicolena Tosi Rev Trust dtd 05-15-2014		374,136	*	196,078	147,058	31,000	*
Blaine 2000 Revocable Trust		171,568	*	98,039	73,529	-	*
Bradley & Lori Abeson Family Trust 08-26-1997		32,500	*	25,000	7,500	-	*
Bradley Rotter		5,177,058	*	2,941,176	2,205,882	30,000	*
Brendan M. Thorson		680,667	*	196,078	147,058	337,531	*
Bruce Seyburn		488,233	*	98,039	73,529	316,665	*
Bruce Thoet	(5)	192,842	*	100,000	30,000	62,842	*
Bucktown Capital LLC	(6)(7)	6,862,744	*	3,921,568	2,941,176	-	*
C. David Callaham	(8)	15,996,675	2%	3,921,568	2,941,176	9,133,931	1%
C. James & Karen A. Prieur		686,273	*	392,156	294,117	-	*
Caisson Breakwater Global	(9)	4,465,542	*	392,156	294,117	3,779,269	*
Caterina Tosco-Parisi	(5)	1,244,606	*	642,156	369,117	233,333	*
Catherine Rood		765,000	*	450,000	315,000	-	*
Chad Dale		343,136	*	196,078	147,058	-	*
Charles G. & Tammi R. Gates		65,000	*	50,000	15,000	-	*
Charles Mader		269,364	*	36,000	10,800	222,564	*

Charles Robinson Revocable Dec of Trust		52,500	*	25,000	7,500	20,000	*
Chitayat-Mahboubian Family Trust U/A DTD 08/10/2009		2,650,980	*	980,392	735,294	935,294	*
Chris Lonsford		562,204	*	319,117	228,087	15,000	*
Clayton A. Struve	(5)	1,786,743	*	392,156	294,117	1,100,470	*
Clayton M. Snook		91,500	*	30,000	9,000	52,500	*
Clayton Struve		330,000	*	100,000	30,000	200,000	*
Cleto Escobedo III		37,500	*	25,000	7,500	5,000	*
Cohen Family Trust dtd 6-23-2020		632,250	*	317,000	215,250	100,000	*
Collegiate Tutoring, Inc.		204,068	*	123,039	81,029	-	*
Cooper Pulliam		8,377,615	1%	1,372,549	1,029,411	5,975,655	*
Craig Bordon		10,228,610	1%	3,921,568	2,941,176	3,365,866	*
Craig Brown	(5)	32,500	*	25,000	7,500	-	*
Currie Family Credit Shelter Trust		1,372,547	*	784,313	588,234	-	*
Curt M. Hartman		32,500	*	25,000	7,500	-	*
Curtis D. Walker Living Trust dtd 07-10-2019		3,712,078	*	1,964,705	1,383,528	363,845	*
Dale Ragan		1,715,686	*	980,392	735,294	-	*
Dan Cornwell		290,000	*	50,000	15,000	225,000	*
Daniel J. True		689,004	*	294,117	220,587	174,300	*
David & Elizabeth Kocyba		237,068	*	98,039	73,529	65,500	*
David Ems		649,520	*	196,078	147,058	306,384	*
David J. Bommarito		511,076	*	304,901	206,175	-	*
David Remington		1,629,411	*	588,235	441,176	600,000	*
David Slavny		411,764	*	235,294	176,470	-	*
Dean Bekken		125,000	*	30,000	9,000	86,000	*
Denis Burger		48,812	*	19,607	14,705	14,500	*
Donald M. Ossey		171,568	*	98,039	73,529	-	*
Douglas Knighton		133,822	*	76,470	57,352	-	*
Duane Blech		65,000	*	50,000	15,000	-	*
Due Mondi Investments Ltd		342,778	*	98,039	73,529	171,210	*
Edward Rotter		366,929	*	161,764	121,323	83,842	*
Eliezer A. Cohen		32,500	*	25,000	7,500	-	*
Elizabeth Sherertz		765,000	*	450,000	315,000	-	*
Eric Shuman	(5)	343,136	*	196,078	147,058	-	*
Ernest John Curcio	(5)	39,000	*	30,000	9,000	-	*
Ernest W. Moody Revocable Trust dtd 01-14-2009	(5)	650,000	*	500,000	150,000	-	*
Eugene & Laura Webb		5,274,350	*	713,235	478,676	4,082,439	*
Felix Frayman		1,141,274	*	742,156	399,117	1	*
Francesco & Maria Tosco	(5)	1,044,323	*	529,411	397,058	117,854	*
Franceso Tosco		3,446,783	*	1,549,019	1,161,764	736,000	*
Francis M. Lymburner		1,981,773	*	492,156	324,117	1,165,500	*
George Diamond	(5)	171,568	*	98,039	73,529	-	*
Gerald A. Tomsic Trust dtd 08-10-1995	(5)	1,401,939	*	432,156	306,117	663,666	*
Gerald P. McBride		115,000	*	50,000	15,000	50,000	*
Gregg Goldenberg		2,415,686	*	980,392	735,294	700,000	*
Harnar Living Trust dtd 11-21-1995		5,483,921	*	2,845,098	2,088,823	550,000	*
Henry T. Zhang	(5)	171,568	*	98,039	73,529	-	*
Henry V. Chase		686,273	*	392,156	294,117	-	*
Herbert Strauss	(5)	485,104	*	137,254	102,940	244,910	*
J&C Resources LLC		65,000	*	50,000	15,000	-	*
J. Mike Standefer		65,000	*	50,000	15,000	-	*

Jack Cavin Holland 1979 Trust dtd 02-14-1979		347,882	*	157,647	100,235	90,000	*
James Diemert		130,000	*	100,000	30,000	-	*
James E. Butcher		65,000	*	50,000	15,000	-	*
James R. Lathrop	(5)	1,193,137	*	196,078	147,058	850,001	*
James T. Betts		334,068	*	223,039	111,029	-	*
Jason Trewyn		279,632	*	147,647	97,235	34,750	*
Jassem AlMohammed		130,000	*	100,000	30,000	-	*
Jeff Brugos	(4)	1,133,411	*	50,000	15,000	1,068,411	*
Jeffrey Roney		5,151,815	*	392,156	294,117	4,465,542	*
Jeffrey Weiner		473,136	*	296,078	177,058	-	*
Jia Huang		456,623	*	196,078	147,058	113,487	*
Joe H. Martin		34,500	*	25,000	7,500	2,000	*
Joel Henning		120,306	*	35,000	10,500	74,806	*
John B. Payne III		65,000	*	50,000	15,000	-	*
John E. Dittoe		130,000	*	100,000	30,000	-	*
John M. Connor		171,568	*	98,039	73,529	-	*
John Roberts		1,109,411	*	588,235	441,176	80,000	*
Joseph Noonan		448,266	*	196,078	147,058	105,130	*
Judson & Barbara Longaker		686,273	*	392,156	294,117	-	*
Juha & Stacy S. Tuominen		250,668	*	148,039	88,529	14,100	*
Katie Knighton		177,554	*	109,431	68,123	-	*
Keith & Jeanne Fishback		695,689	*	256,862	147,646	291,181	*
Keith Wright		1,238,911	*	638,235	456,176	144,500	*
Kenneth Shell		704,704	*	344,117	235,587	125,000	*
Kent Tucker		448,136	*	196,078	147,058	105,000	*
Kevin J. Maag	(5)	486,278	*	215,686	161,764	108,828	*
Kevin R. Lannert Revocable Trust	(10)	660,636	*	196,078	147,058	317,500	*
Kimberly Sherertz		765,000	*	450,000	315,000	-	*
Kristin K. Crace		175,000	*	100,000	75,000	-	*
Ladd Hill Development LLC		408,136	*	246,078	162,058	-	*
Langeliers Family Trust dtd 01-21-2015	(11)	1,193,757	*	590,196	397,647	205,914	*
Larry Crawford	(5)	171,568	*	98,039	73,529	-	*
Larry Lindstrom		393,136	*	196,078	147,058	50,000	*
Larry O. & Sandra Admire		32,500	*	25,000	7,500	-	*
Lars Bader	(5)	520,000	*	400,000	120,000	-	*
Lloyd M. Grissinger		97,500	*	75,000	22,500	-	*
Lynn Matthews		171,568	*	98,039	73,529	-	*
Marc A. Cohen		310,194	*	137,254	102,940	70,000	*
Mark & Kirsten Carnese		877,843	*	490,196	367,647	20,000	*
Mark Suwyn		686,273	*	392,156	294,117	-	*
Mark W. Spates		343,137	*	196,078	147,058	1	*
Matthew C. Potter		171,568	*	98,039	73,529	-	*
Matthew Gavin Bekoff	(5)	968,031	*	592,156	354,117	21,758	*
Michael Brugos	(5)	1,372,547	*	784,313	588,234	-	*
Michael G. Chieco		65,000	*	50,000	15,000	-	*
Michael Klein		181,568	*	98,039	73,529	10,000	*
Michael Zimmerman		195,554	*	103,431	66,323	25,800	*
Mike D. Nye		7,111,941	*	1,281,274	693,205	5,137,462	*
Mike D. Walker		1,173,850	*	100,000	30,000	1,043,850	*
MIS Equity Strategies LP		1,859,558	*	266,078	168,058	1,425,422	*
Mitchell J. Tracy		324,065	*	198,039	103,529	22,497	*
Nancy Cowgill Trust 4-2-2003		1,349,484	*	246,078	162,058	941,348	*

Newkumet Ltd.		130,000	*	100,000	30,000	-	*
Nicholas Diamond	(5)	171,568	*	98,039	73,529	-	*
Nickitas M. Panayotou		1,050,000	*	600,000	450,000	-	*
Northlea Partners LLLP		163,254	*	98,431	64,823	-	*
Omar Haroon		282,567	*	98,039	73,529	110,999	*
Orca Investment Management LLC		700,000	*	400,000	300,000	-	*
Owen Carter		1,289,411	*	788,235	501,176	-	*
Paul & Maureen Hydok		1,912,622	*	960,784	720,588	231,250	*
Paul Alati		35,100	*	25,000	7,500	2,600	*
Paul Glauber		343,136	*	196,078	147,058	-	*
Peer Pedersen		2,324,822	*	1,176,470	882,352	266,000	*
Per Gustafsson		2,811,873	*	980,392	735,294	1,096,187	*
Peter Christopher Caputo		587,714	*	98,039	73,529	416,146	*
Peter Colettis		319,000	*	25,000	7,500	286,500	*
Peter Reynolds		673,136	*	196,078	147,058	330,000	*
Peter Romano		171,568	*	98,039	73,529	-	*
Philip M. Cannella		310,747	*	58,823	44,117	207,807	*
Ragan Hexum Properties LLC		816,273	*	492,156	324,117	-	*
Rajaee Family Trust dtd 10-10-2003		4,930,686	*	1,030,392	750,294	3,150,000	*
Rajaee Trust 4/23/99		14,775,317	2%	4,086,568	2,990,676	7,698,073	*
Ralph Hardt		1,029,411	*	588,235	441,176	-	*
Randall J Wolfe Revocable Living Trust UAD 10-01-2020		486,118	*	196,078	147,058	142,982	*
Randy Rabin		171,568	*	98,039	73,529	-	*
Reena & Vivek Awasty	(5)	3,234,507	*	1,568,627	1,176,470	489,410	*
Richard Jeanneret		2,387,254	*	1,078,431	808,823	500,000	*
Richard Pestell		13,342,000	2%	-	7,000,000	6,342,000	*
Rick Sargent		130,000	*	100,000	30,000	-	*
Rick Weber		343,136	*	196,078	147,058	-	*
Robert & Heather Hupfer		32,500	*	25,000	7,500	-	*
Robert A. Juve		130,000	*	100,000	30,000	-	*
Robert D. & Debra Beck		95,000	*	50,000	15,000	30,000	*
Robert Dailey		156,000	*	120,000	36,000	-	*
Robert Dodge	(5)	1,732,584	*	784,313	588,234	360,037	*
Robert Horowitz		686,273	*	392,156	294,117	-	*
Robert Lanphere, Jr.		4,411,372	*	2,520,784	1,638,588	252,000	*
Robert M. & Sherri S. Clemmer		32,500	*	25,000	7,500	-	*
Roger & Christine Thomas		830,000	*	500,000	330,000	-	*
Romero Holdings LLC	(5)	65,000	*	50,000	15,000	-	*
Ronald & Amy Hellwig		686,273	*	392,156	294,117	-	*
Ronald Holman		303,619	*	98,039	73,529	132,051	*
Ross B. & Jenna L. Foster		32,500	*	25,000	7,500	-	*
Samer Garas		130,000	*	100,000	30,000	-	*
Samuel Kwon		542,799	*	235,294	176,470	131,035	*
Sanjay & Jayshree Patel Family Trust		686,273	*	392,156	294,117	-	*
Scott Lowry		923,273	*	492,156	324,117	107,000	*
Sean E. McCance		3,970,686	*	1,330,392	840,294	1,800,000	*
Southern Cross Trust dtd 11/30/2020		260,000	*	200,000	60,000	-	*
Stephen R. Shumpert		360,000	*	200,000	150,000	10,000	*
Steven & Kaye Yost Family Trust dtd 02-07-1992		1,349,760	*	30,000	9,000	1,310,760	*
Steven & Melissa Hellwig		514,704	*	294,117	220,587	-	*
Steven Hornbaker		65,000	*	50,000	15,000	-	*
Steven Rothstein		189,568	*	98,039	73,529	18,000	*

Strata Trust Co FBO Alex Tosi IRA		4,406,557	*	529,411	397,058	3,480,088	*
Strata Trust Co FBO Ann C Darda Roth IRA		514,704	*	294,117	220,587	-	*
Strata Trust Co FBO Jeremy Brown Benefit for Sydney		32,500	*	25,000	7,500	-	*
Strata Trust Co FBO Kent H Elliott IRA		81,000	*	50,000	15,000	16,000	*
Strata Trust Co FBO Mattew Richter Roth IRA		110,500	*	85,000	25,500	-	*
Strata Trust Co FBO Michael Weiby		39,500	*	25,000	7,500	7,000	*
Strata Trust Co FBO Michael Williams IRA		30,500	*	20,000	6,000	4,500	*
Strata Trust Co FBO Shawn P Willard		700,000	*	400,000	300,000	-	*
Strata Trust Co FBO Theodore T Stathis IRA		171,568	*	98,039	73,529	-	*
Strata Trust Co FBO Thomas Rolfstad IRA		878,773	*	392,156	294,117	192,500	*
Strata Trust Co FBO Troy Stevens IRA		271,568	*	98,039	73,529	100,000	*
Strata Trust Co FBO Verena Fabian IRA 202045346		69,000	*	30,000	9,000	30,000	*
Strata Trust Co FOB Joseph W. Hostetler IRA		171,568	*	98,039	73,529	-	*
Strata Trust Co FOB Kellie Marie Davis IRA		226,568	*	98,039	73,529	55,000	*
Strata Trust Co FOB Nigel H. Timothy		990,273	*	392,156	294,117	304,000	*
Stuart Sherman		408,136	*	246,078	162,058	-	*
Tanner Nitcher		343,136	*	196,078	147,058	-	*
Tawny Eastman		2,040,686	*	1,230,392	810,294	-	*
The Barrett Share Trust dtd 09-22-2004	(12)	16,270,000	2%	9,400,000	6,870,000	-	*
The Harry T Gordon Revocable Living Trust dtd 03-03-2020		2,004,803	*	196,078	147,058	1,661,667	*
The Middleton Albert Parker Jr Revoc Trust dtd 07-16-15		3,931,372	*	1,960,784	1,470,588	500,000	*
Thomas B McChesney		219,607	*	125,490	94,117	-	*
Thomas Butcher		293,397	*	167,647	103,235	22,515	*
Thomas Gately		39,000	*	30,000	9,000	-	*
Thomas Gruber		478,500	*	100,000	30,000	348,500	*
Thomas Hamilton	(5)	3,691,372	*	2,160,784	1,530,588	-	*
Timoteo & Marilyn Deloso		65,000	*	50,000	15,000	-	*
Transcendent Development Group, Inc.		32,500	*	25,000	7,500	-	*
Troy O'Bryan	(5)	1,752,838	*	531,372	353,529	867,937	*
Tyler Safratowich		343,136	*	196,078	147,058	-	*
Umberto Stangarone		785,273	*	422,156	303,117	60,000	*
Venkat Bussa		876,273	*	492,156	324,117	60,000	*
Veronica A. Marano & Thomas M. Volckening		558,136	*	246,078	162,058	150,000	*
Wade P. Carrigan	(5)	1,989,881	*	588,235	441,176	960,470	*
Wamoh LLC		2,279,607	*	492,156	324,117	1,463,334	*
Wayne Westerman		1,895,532	*	537,333	311,199	1,047,000	*
William C. Sherertz		765,000	*	450,000	315,000	-	*
William M Raff		107,500	*	25,000	7,500	75,000	*
William M. Stocker III		720,575	*	153,039	90,029	477,507	*
William Paul Sterling		286,318	*	98,039	73,529	114,750	*

Winkle Family Joint Trust dtd 06-29-2021	130,000	*	100,000	30,000	-	*
Yaser Azizi	1,656,297	*	784,313	588,234	283,750	*
Zachary Bailey	751,273	*	442,156	309,117	-	*

*	Represents less than 1%.
(1)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or dispositive power. Shares of common stock registered hereunder include shares that are exercisable or convertible within 60 days following September 2, 2022. Such shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person holding such convertible securities, but are not deemed outstanding for computing the percentage of any other person.
(2)	Percentages are based on 810,720,424 shares of common stock outstanding as of July 31, 2022.
(3)	David Welch, as manager, has voting and dispositive power over the warrants covering 30,000,000 shares of common stock held by 4-Good Ventures LLC. Mr. Welch also has voting and dispositive power over 7,813,628 shares of which 2,001,639 are held by 4-Good Ventures LLC, 4,412,135 are held in trusts, and 632,654 are held directly by Mr. Welch.
(4)	Shares shown above include 50,000 shares of common stock and 15,000 shares covered by warrants held directly by Mr. Brugo. Mr. Brugo also has voting and dispositive power over 618,235 shares of common stock and 450,176 shares covered by warrants held by Barron Holdings LLC.
(5)	Estimated based on Company records as of July 12, 2022.
(6)	John M. Fife has voting and dispositive power over shares held by Bucktown Capital LLC. Shares shown above include 3,921,568 shares of common stock held by the Bucktown Capital LLC, and warrants covering 2,941,176 shares of common stock held by the Bucktown Capital LLC. Mr. Fife also has voting and dispositive power over 668,806 shares of common stock held by Streeterville Capital, LLC, 1,270,671 shares of common stock issuable upon conversion of the principal and accrued interest balance of the April 2, 2021 Note issued to Streeterville Capital, LLC. Mr. Fife also has voting and dispositive power over 3,262,775 shares of common stock issuable upon conversion of the principal and accrued interest balance of the April 23, 2021 Note issued to Uptown Capital, LLC.
(7)	We are aware that on September 3, 2020, the SEC filed a complaint against affiliates of the selling stockholder, including John M. Fife and five other entities he owns and controls, alleging such parties were operating as unregistered securities dealers. We are also aware that, in 2007, the SEC charged Fife with violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 thereunder for his participation in an annuity market timing scheme. SEC v. Fife, No. 07 C 0347 (N.D. Ill. Jan. 18, 2007). That case settled after Fife consented to an injunction, monetary relief, and a bar from associating with an investment adviser, with the right to reapply after 18 months. In 2012, in an unrelated action, the Financial Industry Regulatory Authority (FINRA) barred Fife from association with any FINRA member for failing to respond to FINRA requests for information. FINRA Case No. 2011029203701 (March 2012).
(8)	C. David Callaham, as trustee, has voting and dispositive power over these shares. In addition, Mr. Callaham has voting and dispositive power over 500,000 shares held by Camas Commercial II LLC and 750,000 shares held by DLC LLC, of which he is manager, and shares voting and dispositive power with respect to 1,312,000 shares and an additional 393,600 shares covered by warrants held in his wife’s revocable living trust.
(9)	Jeffrey Roney, as managing member, has voting and dispositive power over these shares.
(10)	Kevin R. Lannert, as trustee, has voting and dispositive power over these shares.
(11)	Roger Langeliers, as trustee, has voting and dispositive power over these shares.
(12)	Kimberly Sherertz, as trustee, has voting and dispositive power over these shares.

Material Transactions with Selling

During the period beginning June 1, 2019 through September 2, 2022, the following selling stockholders purchased shares of common stock and warrants to purchase common stock as follows:

●	Craig Bordon purchased a total of 6,611,568 shares of common stock and a total of 4,621,176 warrants to purchase common stock for an aggregate purchase price of approximately $2.4 million. The warrants have an aggregate exercise price of approximately $2.8 million.
●	David Callaham purchased a total of 8,758,845 shares of common stock and a total of 6,629,026 warrants to purchase common stock for an aggregate purchase price of approximately $4.9 million. The warrants have an aggregate exercise price of approximately $3.2 million.
●	Trusts of which Bruce Rajaee is trustee purchased a total of 13,204,738 shares of common stock and a total of 8,577,426 warrants to purchase common stock for an aggregate purchase price of approximately $6.7 million. The warrants have an aggregate exercise price of approximately $3.7 million.

Arian Colachis served as the Company’s General Counsel from March 16, 2020 through August 25, 2021. Pursuant to her employment agreement, she is being paid severance totaling $300,000, which is equal to 12 months of her base salary, in 24 equal bimonthly installments, subject to normal payroll deductions and tax withholding. The Company has elected to pay a portion of her severance in the form of shares of common stock. The 235,003 shares issued to Ms. Colachis as severance through August 15, 2022, are being registered for resale pursuant to this prospectus.

David F. Welch, Ph.D., served as a director of the Company from January 10, 2019 through September 30, 2020. Also, on July 15, 2019, the Company entered into a consulting agreement with Dr. Welch to serve as non-executive interim Strategy Advisor. The consulting agreement was terminated in October 2019. Dr. Welch received stock options for 250,000 shares at a per share exercise price of $0.385 and for 187,500 shares at a per share exercise price of $0.39 as compensation under the consulting agreement.

In February 2022, Dr. Welch agreed to enter into a Surety Bond Backstop Agreement (the “Backstop Agreement”), both individually and in his capacity as trustee of a revocable trust, LRFA, LLC, and certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond in the amount of $6.5 million for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC by, among other things, agreeing to indemnify the issuer of the surety bond with respect to the Company’s obligations under the surety bond. As partial consideration for entering into the Backstop Agreement, the Company issued to 4-Good Ventures LLC, an affiliate of the Indemnitors (“4-Good”), a warrant to purchase up to 15,000,000 shares of our common stock. The Company also issued to 4-Good an additional warrant to purchase up to 15,000,000 shares of our common stock that was exercisable only if the Indemnitors were required to make a payment to the issuer of the surety bond as a result of their indemnification. The second warrant was amended in July 2022 to remove the condition to exercisability and the exercise price of both warrants was decreased from $0.30 per share to $0.20 per share. Accordingly, both warrants are fully exercisable and have a five-year term. Also, if the Indemnitors are required to make a payment to the issuer of the surety bond, within 90 days of such payment, the Company must reimburse the Indemnitors for any amount paid by them to the issuer of the surety bond and also pay the Indemnitors an indemnification fee in an amount equal to 1.5 times the amount paid by the Indemnitors to the issuer of the surety bond. The payment obligations of the Company to the Indemnitors under the Backstop Agreement bear interest at 10% per annum and are secured by substantially all of the patents currently held by the Company.

PLAN OF DISTRIBUTION

The selling stockholders, which for this purpose include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;
●	privately negotiated transactions;
●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	an agreement by a broker-dealer with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of the selling stockholders that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A selling stockholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the registration of the common stock for resale by the selling stockholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by them.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Miller Nash LLP. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements for the fiscal year ended May 31, 2022, incorporated in this prospectus by reference from our 2022 Form 10-K, have been audited by Macias Gini & O’Connell LLP, an independent registered public accounting firm. Their report relating to the consolidated financial statements of CytoDyn Inc. contains two explanatory paragraphs regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern and its restatement of the fiscal year ended May 31, 2021 (Note 14). Their report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 31, 2022. These reports are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the fiscal years ended May 31, 2021 and 2020, incorporated in this prospectus by reference from our 2022 Form 10-K, have been audited by Warren Averett, LLC, an independent registered public accounting firm, as stated in its report dated July 30, 2021 (except for the effect of the revision discussed in Note 2 to our consolidated financial statements, as to which the date is January 10, 2022), which report is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the Registration Statement. This prospectus does not contain all of the information in the Registration Statement, including the exhibits filed with or incorporated by reference into the Registration Statement. The Registration Statement, its exhibits, and the documents incorporated by reference into this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the Registration Statement in order to review a copy of the contract or documents. The Registration Statement and the exhibits are available through the SEC’s EDGAR website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.cytodyn.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus or any applicable prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate only on the date of the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2022 filed with the SEC on August 15, 2022 (the “10-K”);
●	Our Current Reports on Form 8-K filed with the SEC on June 30, 2022, July 25, 2022, August 5, 2022, August 30, 2022, and August 31, 2022; and
●	The description of our common stock contained in Exhibit 4.1 to the 10-K.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial Registration Statement and prior to effectiveness of the Registration Statement and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

208,720,547 Shares of Common Stock

PROSPECTUS

September 2, 2022